RETAIL CLASS ADMINISTRATION AND SERVICE PLAN
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                                WPG EURONET FUND

         Weiss, Peck & Greer Funds Trust (the "Trust"), on behalf of WPG EuroNet Fund (the "Fund") intends to adopt this Administration and Service Plan (the "Plan") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") to permit the Fund to enter into contracts with banks or other financial organizations (hereinafter collectively called the "Service Organizations") to provide administrative and shareholder services for the Fund to their respective clients who are shareholders of Retail Class shares of the Fund (the "Clients").

     The terms and conditions of this Plan are as follows:

1. The Service Organizations shall provide shareholder and administrative services for their respective Clients who own Retail Class shares of beneficial interest of the Fund (the "Shares"), which services may include, without limitation: answering Client inquiries about the Fund; processing purchase and redemption transactions; assisting Clients in changing dividend and distribution options, account designations and addresses; performance of sub-accounting; establishing and maintaining shareholder accounts and records; investing Client cash account balances automatically in Shares; providing periodic statements of a Client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by the Service Organization; arranging for bank wires; and such other information and services as the Fund reasonably may request, to the extent permitted by applicable statute, rule or regulation. The Service Organizations shall provide to their respective Clients a schedule of any fees that they may charge directly to their Clients for such services and comply with all other applicable disclosure requirements, including any requirement to disclose receipt of fees pursuant to this Plan.

2. The Service Organizations shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in their business, or all or any personnel employed by them) as is necessary or beneficial for providing information and services to their respective Clients. The Service Organizations shall promptly transmit to Clients all communications sent to them for transmittal to Clients by or on behalf of the Fund, the Fund's investment adviser, distributor, custodian or transfer or dividend disbursing agent.

3. Neither the Service Organizations nor any of their employees or agents shall be authorized to make any representation concerning the Shares except those contained in the then current Prospectus and Statement of Additional Information relating to the Fund, copies of which will be supplied by the Fund to the Service Organizations; and the Service Organizations shall have no authority to act as agent for the Fund.

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4.   Each Service Organization will receive a fee payable by the Fund, for services performed pursuant to the Plan. The schedule of fees and the basis upon which such fees will be paid will be determined by the Trustees of the Fund, and may be based on a stated fee or a percentage of the average daily net assets attributable to the Shares held by the Clients of the Service Organization, or any other reasonable method of calculation. The Fund will set aside up to 0.25% of the average daily net assets of the Fund attributable to the Shares to pay the Service Organizations the applicable fee and to pay its expenses under the Plan. For the purposes of determining the fees payable hereunder, the average daily net asset value of Shares of the Fund shall be computed in the manner specified in the then current Prospectus relating to the Fund. Appropriate adjustments to payments made pursuant to this Section 4 shall be made whenever necessary to ensure that no payment made by the Trust on behalf of the Fund with respect to the Shares is in excess of the applicable maximum cap imposed on asset based sales charges by the Rules of Conduct of the National Association of Securities Dealers, Inc.

5. The Fund reserves the right, at its discretion and without notice, to suspend the sale of Shares or withdraw the sale of Shares.

6. The Fund, with respect to Retail Class, shall pay a portion of the costs and expenses in connection with preparation, printing and distribution of the Prospectus and Statement of Additional Information relating to the Fund to prospective Retail Class shareholders and existing shareholders, and the implementation and operation of the Plan.

7. Any person who is authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan and the purpose for which such amounts were expended.

8. The Plan will become effective immediately upon the effectiveness of the Trust's registration statement with respect to the Fund, and approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

9.   The Plan may be amended at any time by the Board of Trustees provided that
     (a) any amendment to increase materially the costs which the Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Retail Class of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendments of the terms.

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10.  Unless earlier terminated in accordance with its terms, the Plan shall continue in effect until April 30, 2001, and shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

11. This Plan is terminable at any time by (a) majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan or (b) the vote of a majority of the outstanding voting securities of the Retail Class of the Fund. An agreement related to the Plan may be terminated at any time, without payment of any penalty, in the manner specified in (a) above, or in the manner specified in (b) above with not more than sixty days written notice to any other party in the Agreement. Notwithstanding anything contained herein, in the event that the Plan shall be terminated by the Trustees, or the Plan or any part thereof, is found invalid or is ordered terminated by any regulator or judicial authority, each agreement under the Plan shall be terminable effective upon receipt of notice thereof by the respective Service Organization.

12. Any agreement related to the Plan will terminate automatically in the event of its assignment.


Approved April 19, 2000